Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective on September 9, 2023 (the “Effective Date”) by and between MIRATI THERAPEUTICS, INC., a Delaware corporation with principal offices at 3545 Cray Court, San Diego, CA 92121 (the “Company”) and LAURIE STELZER, an individual residing at 6125 N. 31st Ct., Phoenix, AZ 85016 (“Consultant”). Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS Company desires to benefit from Consultant’s expertise by retaining Consultant as a consultant, and Consultant wishes to perform the Services (as defined herein) for Company, as provided for below during a transitionary period following the Effective Date. Accordingly, Company and Consultant agree as follows:

1.ENGAGEMENT OF SERVICES. Consultant agrees to provide consulting services to Company as described in Exhibit A hereto (collectively, the “Services”) during the Term (as defined herein) of this Agreement. Consultant may not subcontract or otherwise delegate his or her obligations under this Agreement without Company’s prior written consent, whether to his/her Representatives (as defined herein) or otherwise. Consultant shall comply fully with all applicable laws, rules and regulations governing such Services, as well as with any applicable policies of the Company.

2.COMPENSATION, PROVISION OF EQUIPMENT. As sole compensation for the performance of the Services, Company will pay to Consultant the amount(s) specified in Exhibit A hereto (the “Compensation”).

3.INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company will be that of an independent contractor. No relationship of employer and employee, or partners, or joint venturers, or agent and principal shall be created by this Agreement and Consultant shall not be authorized to make any representation or enter into any contract or commitment on behalf of Company, unless expressly authorized to do so in writing by Company. Consultant’s relationship with Company being that of an independent contractor, Consultant shall be barred from making any claim against Company for disability coverage, health and dental coverage, minimum wage, insurance coverage, unemployment insurance benefits, vacation pay, sick leave, or any other employee benefit of any kind and Consultant shall not be entitled to any of the benefits that Company may make available to its employees. Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals and for making payments corresponding thereto and Consultant acknowledges and agrees that the Consultant is fully responsible for all such matters and shall indemnify the Company as well as its successor companies, affiliated and subsidiaries (“Company Indemnitees”) for any costs incurred by Company Indemnitees or arising as a result of the Consultant’s failure to make such payments, remittances or withholdings, including without limitation penalties and interest.

4.TRADE SECRETS; INTELLECTUAL PROPERTY RIGHTS.

4.1Proprietary Information. Consultant agrees that it will take all steps reasonably necessary to hold Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Company’s express written consent; provided that Consultant will limit access to the Proprietary Information to only Consultant’s Representatives who have a need to know such Proprietary Information to support Consultant’s performance hereunder and have signed confidentiality agreements containing, or are otherwise bound by, confidentiality obligations at least as restrictive as those contained herein; and provided further that in all cases Consultant shall be legally and financially responsible for all losses, damages, and claims suffered by Company caused by or arising from Consultant’s Representative’s receipt, use or disclosure of Proprietary Information. For purposes of this Agreement, “Proprietary Information” means all information provided to or received by Consultant regarding Company and/or its Affiliates, and includes without limitation: (a) ideas, gene sequences, cell lines, samples, media, chemical compounds, formulations, assays, biological materials, charts, diagrams, sketches, drawings, works of authorship, research results, reports, models, processes, methods, apparatuses, equipment, algorithms, software programs, and formulae, other works of authorship, know- how, improvements, inventions, discoveries, creations, concepts, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, experimental work, development, design details and specifications, engineering, new products, marketing and selling, business plans and forecasts, budgets and nonpublic financial statements, licenses, prices and costs, suppliers, customers, investors, partners and customers; and (c) information regarding the skills and compensation of employees of Company and/or its Affiliates. In addition and notwithstanding any other provision of this Agreement to the contrary, Company Work Product (defined below) shall constitute Proprietary Information. “Affiliate” means, with respect to either Party, any business entity Controlling, Controlled by, or under common Control with such Party; provided that for purposes of the definition of “Affiliate”, “Control” means the possession, directly or indirectly, of the power to direct the management or policies of the business entity, whether through the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity, or by contract or otherwise. "Representatives" means, with respect to a Party, such Party’s Affiliates, and its and their respective officers, directors, employees, advisors, investors and legal counsel.

4.2Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to third parties or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

4.3No Conflict of Interest. Consultant agrees not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of the Services rendered for Company. Consultant warrants that to the best of its knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement. Consultant further agrees not to disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.

1.1Work Product; Prior Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company all Work Product which is solely or jointly conceived, discovered, developed, made, reduced to practice, or learned by Consultant and/or its Representatives in the course of any Services performed for Company (“Company Work Product”). Consultant represents that any Work Product relating to Company’s business or the Services which Consultant has conceived, discovered, developed, made, reduced to practice or learned prior to and up to the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Company. Consultant agrees that any and all Company Work Product conceived, discovered, developed, made, reduced to practice or learned in the performance of Services under this Agreement by Consultant and/or its Representatives shall be the sole and exclusive property of Company.

1.2Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title, and interest worldwide in and to Company Work Product and all applicable intellectual property rights related to Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights, and to the fullest extent possible by law and to the fullest extent under California Labor Code §§ 2870-2872, whether or not applicable to independent contractors. Except as set forth below, Consultant retains no rights to use Company Work Product and agrees not to challenge the validity of Company’s ownership in Company Work Product. Subject to the terms of this Agreement, including but not limited to payment of the Compensation, Consultant hereby grants to Company a non-exclusive, royalty-free, irrevocable, and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to make, have made, use, sell, have sold, reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium whether now known or later developed, any Prior Work Product incorporated or used in Company Work Product for the purpose of developing and marketing Company products. If Consultant has any rights to Company Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights. If Consultant has any right to Company Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty- free license, with rights to sublicense through multiple levels of sublicensees, to make, have made, use, sell, have sold, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such Company Work Product and rights therein. Consultant shall require that any Representative of Consultant that performs any aspect of the Services, as approved by Company, shall agree to assign, and shall assign, to Consultant all of his/her/its right, title and interest in and to the Company Work Product, such that Consultant is able to satisfy its obligations to Company hereunder. Consultant agrees to cooperate with Company or its designee(s), both after the Effective Date and during and after the Term of this Agreement, in the procurement and maintenance of Company’s rights in Company Work Product, and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

5.TERMINATION; RETURN OF COMPANY PROPERTY.

5.1Term; Termination of Agreement. This Agreement shall govern all Services that Consultant provides to Company commencing on the Effective Date and ending November 8, 2023 (hereinafter the “Term”), unless earlier terminated or extended pursuant to the terms of the Agreement. During the Term, the parties may negotiate and mutually agree to extend the Term for a fixed period. During the Term of the Agreement and during any mutually agreed upon extensions to the Term, Consultant’s outstanding equity awards will continue to vest. Either Party may terminate this Agreement for convenience, for any or no reason, at any time upon thirty (15) calendar days’ prior written notice to the other Party. Either Party may terminate this Agreement upon written notice to the other Party if the other Party breaches this Agreement and does not cure the breach within thirty (15) calendar days following receipt of written notice thereof from the non-breaching Party. Such right to terminate this Agreement for breach shall be in addition to any other remedies available to the terminating Party at law. In case of the termination of this Agreement in accordance with Section 5 hereof, Consultant shall not be entitled to receive any termination pay, severance pay, or any damages or other payments arising from the termination of this Agreement, other than the unpaid Compensation effectively earned up to the date of termination of this Agreement, if any.

5.2Return of Company Property. Except as otherwise directed by Company in writing, upon expiration or termination of this Agreement, Consultant will return to Company all tangible Company property provided or loaned to Consultant hereunder. Further upon expiration or termination of the Agreement, or earlier as requested by Company, Consultant will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information, or Proprietary Information.

5.3Survival. The following provisions shall survive termination of this Agreement: Sections 4, 5.2, 5.3, and 6.

6.GENERAL PROVISIONS.

6.1Indemnification. Consultant shall indemnify, defend and hold Company, its affiliates and subsidiaries and their officers, directors, employees and agents harmless from and against any and all claims, charges, demands, suits, causes or rights of action, liabilities, losses, damages, costs, fees and/or expenses, of any nature whatsoever (including reasonable attorneys' fees, court costs and out-of-pocket expenses) suffered or incurred by Company and its affiliates and subsidiaries arising from the rendering of the Services by the Consultant.

6.2Governing Law, Jurisdiction. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the State of California.

6.3Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.4Opportunity to Obtain Legal Advice. The parties acknowledge that they have read and negotiated this Agreement, have discussed and have been afforded a reasonable opportunity to obtain independent legal advice and consider the meaning and effects of this Agreement.

6.5Assignment, Binding Effect. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect. The Consultant hereby recognizes being personally bound by the obligations contained herein and agrees that the terms and provisions of this Agreement shall be binding upon its heirs, executors, administrators and representatives.

6.6Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, delivered by hand, sent by internationally-recognized courier service, or sent by electronic mail, to the Party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand or internationally-recognized courier service, any such notice will be considered to have been given when received by the Party to whom notice is given, as evidenced by written and dated receipt of the receiving Party or by written confirmation of delivery by such internationally-recognized courier service, respectively. If sent by electronic mail, such notice will be considered to have been given upon receipt by the sending Party of receiving Party’s written confirmation of receipt of such notice. The mailing address for notice to either Party will be the address shown on the first page of this Agreement. Either Party may change its mailing address by notice as provided by this section.

6.7Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

6.8Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief, with any requirement for the securing or posting of any bond in connection with seeking such relief hereby being waived, as well as such other and further relief as may be appropriate.

6.9Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

6.10Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

6.11Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the Parties regarding the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for Company.

In Witness Whereof, the Parties have caused this Consulting Agreement to be executed as of the Effective Date set forth above.

Mirati Therapeutics, Inc.

By: /s/ John B. Moriarty, Jr.

Laurie Stelzer

By: /s/ Laurie Stelzer

Name: John B. Moriarty, Jr.

Title: Chief Legal Officer and Corporate Secretary

EXHIBIT A
Scope of Services

1.Services:

Consultant will provide consulting Services, as requested by Company from time to time, in support of Company’s Interim or Permanent Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”)., including, but not limited to:

•Projects as requested by the CEO and CFO or their authorized designees.

2.Compensation:

$10,000 per month in addition to expenses that would otherwise be reimbursed under the Company’s expense reimbursement policy. Further, Consultant’s outstanding equity awards will continue to vest during the Term as part of “continuous service” under the Company’s equity plans.

Number	Grant Reason	Grant Date	Grant Type	Shares Granted	Price	Vested as of 9/8/2023	Vested as of 11/8/2023	Exercisable/ Releasable as of 11/8/2023
016468	New Hire Grant	6/1/2022	ISO	15,796	$39.93	3,949	3,949	3,949
016469	New Hire Grant	6/1/2022	NQ	75,368	$39.93	24,540	28,338	28,338
016484	New Hire Grant	6/1/2022	RSU	57,798	$0.00	14,450	14,450	0
017709	2022 Performance Grant	7/15/2022	PSU	16,050	$0.00	0	0	0
019658	2023 Annual Grant	1/20/2023	RSU	26,864	$0.00	0	0	0
019674	2023 Annual Grant	1/20/2023	ISO	947	$45.66	0	0	0
019675	2023 Annual Grant	1/20/2023	NQ	44,509	$45.66	0	0	0
20217	Retention Grant	8/9/2023	RSU	22,297	$0.00	0	0	0

3.Invoices:

Consultant shall invoice Company on a monthly basis as follows:

$10,000 for the period September 9, 2023 – October 8, 2023
$10,000 for the period October 9, 2023 – November 8, 2023

Company shall pay amounts within thirty (30) calendar days of receipt by Company. Company will remit payment to the following address:

Invoices for services pursuant to this Agreement shall be submitted to Mirati and will reference the purchase order number provided under separate cover by Company in accordance with the terms of this Agreement and directed as follows: